Exhibit 10.30

[Epocrates Letterhead]

May 1, 2007

Burt Podbere

Dear Burt,

        On behalf of Epocrates, Inc. ("Epocrates" or the "Company"), I am pleased to offer you the full-time position of Vice President and Corporate Controller. The terms and conditions of your new position and employment relationship with the Company are as set forth below:

1.
Position and Work Schedule.

        a.     You will become the Vice President and Corporate Controller for the Company. You will report directly to the S.V.P., Finance and CFO and work out of the Company's corporate headquarters in San Mateo, California. This is a full-time position.

        b.     You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the satisfaction of the Company. During the term of your employment, you further agree that you will devote your full business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, or engage in self-employment, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.
Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on May 7, 2007 or any other mutually agreeable date (the "Start Date").

3.
Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary proof of your identity and eligibility for employment in the United States. This offer of employment is contingent upon such satisfactory proof.

4.
Compensation.

        a.     Base Salary.    Your initial base salary will be payable in semi monthly installments of $7,500 pursuant to the Company's regular payroll policy, which equates to an annual base salary of $180,000. Because your position is classified as exempt, you will not be eligible for overtime premiums or additional compensation. Your base salary may be reviewed annually as part of the Company's normal salary review process. Any changes to your base salary are at the Company's sole discretion.

        b.     Bonus Compensation.    You will be eligible to participate in the 2007 Executive Bonus Plan (the "Bonus Plan"), pursuant to the terms and conditions of the Bonus Plan. Your target bonus will be 15% of your 2007 earnings, and the actual bonus paid will be based upon the Company's performance (as determined by the Company) against bookings, revenue and EBITDA targets established by the Board of Directors. The Company must achieve at least 90% of bookings and revenue targets to qualify for any payout under the Plan. The maximum upside under the Bonus Plan is 150% payout at 120% of target of each metric. You must remain employed during the entire year to earn and be eligible to receive a bonus under the Bonus Plan; no prorated bonus will be earned for any partial year worked. Whether a bonus has been earned under the Bonus Plan, and the amount of any earned bonus, will be determined by the Company and approved by the Board of Directors within its sole discretion.

5.
Stock Option.    In connection with the commencement of your employment, the Company will recommend that the Board of Directors (the "Board") grant you an option to purchase fifty thousand (50,000) shares of the Company's Common Stock ("Shares") under the Company's Stock Plan (the "Plan") with an exercise price equal to the fair market value on the date of the grant as determined by the Board (the "Option"). The Option will be subject to the terms of the Plan and your individual Stock Option Agreement with the Company, which shall include the following vesting schedule for the Shares: 1/4th of the Shares shall vest on the first annual anniversary of the vesting commencement date, and 1/48th of the Shares shall vest monthly thereafter over the next three years. Vesting will, of course, depend on your continued service with the Company, as defined by the Plan. The Option will be an incentive stock option to the maximum extent allowed by the tax code. Notwithstanding the foregoing, the Shares are eligible for accelerated vesting under certain circumstances as provided in Section 11 hereof.

6.
Benefits.    Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company's standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Eligibility for participation in these group benefits will become effective the first of the month following your Start Date. Subject to the terms of the Company's vacation policy and practice, you will accrue vacation at the annual rate of fifteen (15) days during your first twelve (12) months of employment. Further details about benefits are available for your review. Epocrates may modify compensation and benefits from time to time at its discretion.

7.
Employee 401(k) Plan.    You will be eligible to participate in Epocrates' 401(K) plan beginning on the first of the month following your Start Date. Employees who choose to participate will have pre-tax dollars deposited into their 401(K) account and the money will be directed to specified investment options. Epocrates does not match funds or make contributions.

8.
Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, prior to or on your Start Date. You are also required to abide by the Confidentiality Agreement as a condition of your employment. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you may use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company, or developed by you on behalf of the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

9.
Company Policies.    As a condition of your employment, you will be expected to abide by the Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

10.
At-Will Employment.    Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

11.
Double Trigger Change in Control Acceleration and Severance:    If (A) the Company consummates a change of control merger or acquisition transaction (not including any initial public offering of the Company's securities) whereby the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after the closing of the qualifying transaction, securities representing less than fifty percent (50%) of the voting stock of the Company or other entity surviving such transaction, and (B) within twelve (12) months after consummation of such transaction, your employment is either (i) terminated by the Company or a successor entity without Cause (as defined in Paragraph 12 of this letter), or (ii) terminated by you due to your resignation for Good Reason (as defined in Paragraph 12 of this letter), if the Good Reason upon which your resignation is based occurs subsequent to and as a result of such transaction, then (x) the Shares (and the shares subject to any future option grants) will be subject to the Acceleration (as defined in Paragraph 12 of this letter), and (y) you will be eligible to receive, as your sole severance benefits, severance pay for six (6) months, less required deductions and withholdings, in the form of continuation of your base salary in effect as of the employment termination date paid on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the required release of claims) (the "Severance"). In order to be eligible to receive the Acceleration and the Severance, you must first sign, date, and deliver to the Company a general release of all known and unknown claims in the form provided to you by the Company and allow it to become effective.

12.
Definitions.

        a.     Definition of Acceleration.    The "Acceleration" shall mean additional vesting of the Shares (and the shares subject to any future option grants) in an amount equal to the number of shares that would vest in twelve (12) months, or the remaining number of vested shares subject to each such option, whichever is less.

        b.     Definition of Cause.    "Cause" shall mean any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company's corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of the Confidentiality Agreement; or (vii) repeated failure, in the reasonable judgment of the Company, to substantially perform your assigned duties or responsibilities after written notice from the Company describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice.

        c.     Definition of Good Reason.    "Good Reason" shall mean any of the following which occurs without your written consent: (i) a relocation of your assigned office more than thirty-five (35) miles; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company's other employees at the Vice President or higher level); or (iii) a material reduction in the scope of your duties or responsibilities.

12.
Complete Agreement.    This letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Other than those changes expressly reserved to the Company's discretion in this letter, this letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

        We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

        This offer is valid until May 4, 2007 and is contingent on the succesful completion of a background check.

Very truly yours, Epocrates, Inc.

John S. Owens Vice President Human Resources

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ BURT PODBERE Signature

5/3/07 Date

5/7/07 Start Date

Enclosure: Confidentiality Agreement

[Epocrates Letterhead]

September 22, 2010

VIA HAND DELIVERY

Burt Podbere
Epocrates, Inc.
1100 Park Place, Suite 300
San Mateo, CA 94403

Re:
New Employment Terms

Dear Burt:

As we have discussed, this letter agreement confirms an amendment (the "Amendment") to the terms of your employment offer letter with Epocrates, Inc. (the "Company") dated May 1, 2007 (the "Offer Letter") associated with your recent promotion and title change. The new employment terms contained in this Amendment are effective as of August 1, 2010 (the "Effective Date").

The Amendment is as follows:

1.     The following becomes Section 1(a) of the Offer Letter.

  a.
  Your position is Vice President Finance and Chief Accounting Officer. You will report directly to the Company's Chief Financial Officer and work out of the Company's corporate headquarters in San Mateo, California. This is a full-time position.

2.     The following becomes Section 4 of the Offer Letter.

          a.    Base Salary.    Your base salary will be payable in semi monthly installments of $9,341.66, pursuant to the Company's regular payroll policy, which equates to an annual base salary of $224,200. Because your position is classified as exempt, you will not be eligible for overtime premiums or additional compensation. Your base salary may be reviewed annually as part of the Company's normal salary review process. Any changes to your base salary are at the Company's sole discretion.

          b.    Bonus Compensation.    You will be eligible to participate in the 2010 Executive Bonus Plan (the "Bonus Plan"), pursuant to the terms and conditions of the Bonus Plan. Your target bonus will be thirty-five percent (35%) of your 2010 base salary paid by the Company, and the actual bonus paid will be based upon the Company's performance (as determined by the Company) against the Bonus Plan. You must remain employed during the entire year to earn and be eligible to receive a bonus under the Bonus Plan. Whether a bonus has been earned under the Bonus Plan, and the amount of any bonus earned, will be determined by the Company and approved by the Board of Directors within its sole discretion. Any bonus earned is to be paid in the following calendar year as provided in the Bonus Plan.

3.
The following becomes the new third and fourth sentences of Section 6 (Benefits) of the Offer Letter (replacing and superseding the current third sentence): "Regular full-time and part-time exempt employees do not accrue vacation, sick leave, or other paid time off, and there is no set guideline on how much time off employees will be permitted to take. Under the terms of the Company's paid time off policy for exempt employees, you will be permitted to take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and as approved in advance by your manager."

4.     The following becomes Section 11 of the Offer Letter.

  11.    Severance Benefits Not In Connection With A Change of Control.    If, at any time other than during the twelve (12) months following the consummation of a Change of Control (as defined in Section 12 herein), the Company or any successor entity terminates your employment without

  Cause (as defined herein), and if you first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company (the "Release") and allow the Release to become effective, then you will receive the following as your sole severance benefits (the "Severance Benefits"): (i) severance pay equal to six (6) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the Release); and (ii) provided that you timely elect continued group health insurance coverage through federal COBRA law or comparable state law (collectively, "COBRA"), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for six (6) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first.

  For purposes of this letter agreement, "Cause" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (v) material breach of the Confidentiality Agreement; or (vi) repeated failure, in the reasonable judgment of the Company, to substantially perform your assigned duties or responsibilities after written notice from the Company describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

5.     The following becomes Section 12 of the Offer Letter.

  12.    Change of Control Severance Benefits.    In the event that: (i) the Company consummates a change of control transaction, whereby fifty percent (50%) or more of the voting stock of the Company changes ownership pursuant to such transaction (a "Change of Control"); and (ii) within twelve (12) months after the consummation of a Change of Control, your employment with the Company is either (a) terminated by the Company or successor entity without Cause (as defined in Section 11 herein), or (b) terminated by you for Good Reason (as defined in and in accordance with the paragraph below); and (iii) you sign, date, and deliver to the Company the Release and allow it to become effective; then you will receive the following as your sole severance benefits (the "Change of Control Severance Benefits"): (a) severance pay equal to nine (9) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the Release); (b) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for nine (9) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (c) any unvested shares subject to any option grants held by you as of the employment termination date will become vested and exercisable, effective as of the employment termination date.

  For purposes of this Section 12, "Good Reason" shall mean one or more of the following conditions that arose upon or following the consummation of the Change of Control without your written consent: (i) a relocation of your assigned office which results in an increase in your

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  one-way commuting distance by more than thirty-five (35) miles; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company's other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. Notwithstanding the foregoing, you shall not be deemed to have terminated your employment for "Good Reason" unless (i) such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason (as defined herein), (ii) you provide written notice to the Company (or any successor entity) of the existence of the Good Reason condition within thirty (30) days following the initial existence of the condition, and (iii) the Company (or its successor entity) fails to cure such condition within a period of thirty (30) days following such written notice.

6.     The following becomes Section 13 of the Offer Letter.

  13.    Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you ("Payment") would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the "Accountants"). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13. To the extent that any elimination in or reduction of payments or benefits is made under this Section 13, the order in which payments and benefits shall be reduced shall be made by the Accountants in a manner that shall provide you with the greatest economic benefit, but if more than one manner of reduction of payments and benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, then the payments and benefits shall be reduced pro rata.

7.     The following becomes Section 14 of the Offer Letter.

  14.    Deferred Compensation.    Severance payments made pursuant to Section 11 or Section 12, to the extent of payments made from the date of your termination through March 15 of the calendar year following your termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such

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  payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service. Notwithstanding anything to the contrary set forth herein, if any payments and benefits provided under this Agreement constitute "deferred compensation" within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A") (i) such payments and benefits shall not commence in connection with your termination of employment unless and until you also have incurred a "separation from service" (as such term is defined in Treasury Regulations Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the adverse personal tax consequences under Section 409A, and (ii) the Release required by Sections 11 and 12 above shall be considered effective only as of the latest permitted effective date for such Release if such Release could become effective in the calendar year following the calendar year in which your employment termination occurs.

Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect.

This Amendment, together with the Offer Letter and the Confidentiality Agreement, constitutes the entire agreement between you and the Company regarding the terms of your employment. It supersedes any prior statements, representations or promises made to you concerning the subjects contained in this Amendment and the Offer Letter, and only can be modified in a writing signed by you and a duly authorized director or officer of Epocrates.

Please sign below if these terms are acceptable to you, and return the fully signed Amendment to me within five (5) business days.

Understood and Agreed:

/s/ John Owens John Owens Senior Vice President Human Resources Epocrates, Inc.	/s/ Burt Podbere Burt Podbere Vice President Finance and Chief Accounting Officer Epocrates, Inc.
9/22/10 Date	9-23-10 Date

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